Exhibit 4(d)

Wendy’s International, Inc.
Deferred Compensation Plan

I. Introduction and Purpose

     Section 1.1 Statement of Purpose. The primary purposes of the Plan are to (i) provide certain key employees and outside directors of Wendy’s International, Inc. (the “Company”) and its participating subsidiaries with recurrent opportunities to defer receipt of all or a portion of their base compensation and certain incentive awards before they are earned and to nominally invest such amounts in certain mutual funds and in the Company’s common stock on a tax-deferred basis as a means of satisfying share ownership guidelines, thereby aligning more closely key employee and director compensation with the interests of the Company and its shareholders and (ii) provide for a more competitive pay program to attract and retain key employee and director talent.

     Section 1.2 Top Hat Plan. The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

II. Definitions

     Account means the notional account established and maintained by the Plan on behalf of each Participant to record such Participant’s interest under the Plan.

     Account Balance shall have the meaning specified in Section 6.1.

     Adjustment shall have the meaning specified in Section 6.1.

     Affiliate shall have the meaning specified in the Profit Sharing and Savings Plan.

     Annual Incentive Award means, with respect to an Eligible Individual, any incentive award that may become payable to such Eligible Individual pursuant to any annual incentive compensation plan of the Company or a Participating Employer, less any applicable withholding taxes and any reductions to such incentive compensation for contributions under any tax-qualified retirement plan or any welfare plan or program sponsored by the Company or a Participating Employer.

     Base Compensation means (i) in respect of an Eligible Individual who is a Covered Employee, such Eligible Individual’s regular annual base salary, less any applicable withholding taxes and any reductions to base salary for contributions under any tax-qualified retirement plan or any welfare plan or program sponsored by the Company or a Participating Employer and (ii) in respect of an Eligible Individual who is an Outside Director, such Eligible Individual’s annual retainer and meeting fees.

     Beneficiary has the meaning specified in Section 8.3.

     Board means the Board of Directors of the Company.

     Cause:

          (a) in the case of an Outside Director, means the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries;

          (b) in the case of any other Participant, means the termination of a Participant’s employment by reason of the Board’s good faith determination that the Participant (1) willfully and continually failed to substantially perform his or her duties with the Company or Participating Employer (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties and such failure substantially to perform continues for at least fourteen (14) days, or (2) has willfully engaged in conduct which is demonstrably and materially injurious to the Company or Participating Employer, monetarily or otherwise, or (3) has otherwise materially breached the terms of his or her employment agreement with the Company or Participating Employer, if applicable (each, an “Employment Agreement”) (including, without limitation, a voluntary termination of the Participant’s employment by the Participant during the term of such Employment Agreement). No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Company. Notwithstanding the foregoing, the Participant’s employment shall not be deemed to have been terminated for Cause unless and until (x) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of conduct set forth above in clause (1), (2) or (3) of the first sentence of this definition and specifying the particulars thereof in detail, and (y) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of Participant’s counsel).

     Change in Control means the occurrence of:

          (a) An acquisition (other than directly from the Company) of any Common Stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Common Stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

          (b) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; and provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

          (c) The consummation of:

               (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

                    (1) the stockholders of the Company immediately before such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                    (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Company, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Company, and

                    (3) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Common Stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Company’s then outstanding voting securities or its common stock;

               (ii) A complete liquidation or dissolution of the Company; or

               (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     Committee shall have the meaning specified in Section 3.1.

     Common Stock means the common stock, without par, of the Company, or such other securities into which shares of the Company’s common stock are changed or for which shares of the Company’s common stock are exchanged.

     Company means Wendy’s International, Inc., an Ohio corporation.

     Company Group means the Company and each Affiliate.

     Covered Employee means:

          (a) Any person employed by the Company, with the title of “Vice President” or above;

          (b) Any person employed by a Participating Employer, with such titles as may be designated for that Participating Employer by the Board or a committee thereof.

     Deferral Agreement means the written or electronic deferral election form prescribed from time to time by the Plan Administrator, which must be completed by each Participant pursuant to Section 5.1.

     Effective Date means the date the Plan is adopted by the Board or such later date as the Board determines.

     Eligible Individual means (i) each Covered Employee and (ii) each Outside Director. Eligible Individuals are eligible to defer certain compensation in accordance with Section 5.1.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

     Good Reason:

          (a) in the case of an employee whose employment with the Company or one of its subsidiaries is subject to the terms of an employment agreement between such individual and the Company or such subsidiary, which employment agreement includes a definition of “Good Reason,” shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect following a Change in Control, and

          (b) in all other cases, means (i) a material diminution in position or responsibilities, (ii) a material reduction of salary or aggregate incentive compensation opportunities or (iii) a required relocation beyond fifty miles from the present work location.

     Investment Options means the hypothetical investment vehicles in which a Participant’s deferrals shall be deemed invested pursuant to Article VI. Investment Options shall be limited to those offered to participants in the Profit Sharing and Savings Plan (other than the Company Stock Fund) and Stock Units.

     Mandatory Deferral Account shall have the meaning specified in Section 6.1.

     Outside Director means a member of the Board who is not employed by the Company or any of its Affiliates.

     Participant means any Eligible Individual who makes an election to participate in accordance with Section 5.1. Participant shall also include any former Eligible Individual who continues to have an Account maintained under the Plan.

     Participating Employer means an Affiliate that has adopted the Plan and has been authorized to participate in the Plan by the Board or a committee thereof.

     Plan means the Wendy’s International, Inc. Deferred Compensation Plan, as the same may be amended from time to time.

     Plan Administrator shall have the meaning specified in Section 3.1.

     Profit Sharing and Savings Plan means the Wendy’s International, Inc. Profit Sharing and Savings Plan, or its successor, as it may be amended from time to time.

     Stock Unit means a unit representing the value of a share of Common Stock.

     Termination means (i) in the case of a Participant who is an employee, the termination of such Participant’s employment with the Company or any Affiliate for any reason, after which the

Participant is no longer on the payroll of any member of the Company Group, and (ii) in the case of a Participant who is an Outside Director, ceasing to be a member of the Board.

     Total and Permanent Disability means a physical or mental condition which qualifies a Participant for Social Security disability benefits or which qualifies such Participant to continue to receive benefits under the Company’s disability plan or under its workers’ compensation policy, after having received such benefits for twelve (12) months.

     Trading Day means any day on which the New York Stock Exchange is open for trading.

     Valuation Date means the last Trading Day in each month and such other days designated by the Plan Administrator as Valuation Dates.

III. Plan Administration

     Section 3.1 Plan Administrator.

          (a) The Plan shall be administered by the Company (the “Plan Administrator”). The Plan Administrator shall appoint a committee (the “Committee”) to act as its agent or delegate in carrying out its administrative duties.

          (b) The Committee shall consist of not fewer than three (3) members who shall be appointed by the Company and may include individuals who are not Participants in the Plan. The Company may remove or replace any member at any time in its sole discretion, and any member may resign by delivering a written resignation to the Company, which resignation shall become effective at its delivery or at any later date specified therein.

     Section 3.2 Powers of The Plan Administrator. The Plan Administrator shall be charged with the operation and administration of the Plan in accordance with the terms hereof and shall have all the powers necessary to carry out the provisions of the Plan. Any and all determinations, actions or decisions of the Plan Administrator and Committee with respect to the administration of the Plan, including without limitation the determination of benefit eligibility and interpretation of Plan provisions, shall be final and conclusive and binding upon all parties having an interest in the Plan.

     Section 3.3 Committee.

          (a) The Committee shall hold meetings upon such notice and at such times and places as its members may from time to time deem appropriate, and may adopt from time to time such bylaws and regulations for the conduct and transaction of its business and affairs consistent with the terms of the Plan and the delegation of duties and powers by the Company. A majority of its members at the relevant time shall constitute a quorum for the transaction of business. All action taken by the Committee shall be by vote of the majority of its members present at such meeting, except that the Committee also may act without a meeting by a written consent signed by a majority of its members. A member shall not be disqualified from acting because of any personal interest, benefit or advantage, inasmuch as a member may be a director of the Company, an employee or a Participant, but no member shall vote or act in connection with an action of the Committee relating exclusively to himself.

          (b) The Committee may allocate among its members such specific responsibilities, obligations, powers or duties as shall be deemed appropriate.

     Section 3.4 Indemnification. The Company shall indemnify and defend each member of the Committee and all officers, employees or representatives of the Company to the greatest extent permitted by applicable law against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees) and liability arising from any action or failure to act in connection with the administration of the Plan.

IV. Eligibility

     Section 4.1 Eligibility. Each Eligible Individual shall be eligible to become a Participant in this Plan on the later of the Effective Date and the first day of the month following the date on which the individual becomes an Eligible Individual (i.e., in the case of an employee, the date on which the Board, or the board of directors of a Participating Employer, takes action to appoint such individual to a Covered Employee position, and in the case of an Outside Director, the date on which the individual is appointed to serve as a director of the Company). The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of ERISA.

     Section 4.2 Cessation of Eligibility. An individual shall cease to be an Eligible Individual upon his or her Termination or, in the case of an Eligible Individual who is not an Outside Director, upon ceasing to be a Covered Employee.

V. Deferral Elections

     Section 5.1 Time and Form of Elections. To become a Participant in the Plan an Eligible Individual must make an irrevocable election under this Section 5.1 to defer Base Compensation, an Annual Incentive Award and/or other compensation approved by the Plan Administrator. All elections made under this Section 5.1 shall be made by submitting a Deferral Agreement to the Plan Administrator or to such other individual or entity designated by the Plan Administrator.

          (a) Base Compensation. An Eligible Individual may elect to defer up to one-hundred percent (100%) of his or her Base Compensation to be earned in a calendar year by submitting an irrevocable Deferral Agreement in accordance with this Section 5.1 by not later than the December 31 immediately preceding such calendar year. Notwithstanding the previous sentence, if an individual becomes an Eligible Individual after January 1 of a calendar year, he or she may elect to defer up to 100% of his or her Base Compensation to be earned during such calendar year following such election by submitting a Deferral Agreement within 30 days of becoming an Eligible Individual.

          (b) Annual Incentive Awards. An Eligible Individual may elect to defer up to one-hundred percent (100%) of an Annual Incentive Award to be earned in a fiscal year commencing after the date of such election by submitting an irrevocable Deferral Agreement in accordance with this Section 5.1 by not later than the earlier of December 31 and the last day of the preceding fiscal year.

          (c) Other Compensation. An Eligible Individual may elect to defer other compensation that has not yet been earned and that is designated by the Board as approved for deferral under the Plan by submitting an irrevocable Deferral Agreement in accordance with this Section 5.1 within such period prior to the commencement of the period in which such compensation will be earned as the Plan Administrator may determine.

     Section 5.2 Suspension Due to Hardship Withdrawal. If an Eligible Individual receives a hardship distribution from any tax-qualified defined contribution plan sponsored by the Company or any of its Affiliates, then all deferrals under the Plan shall automatically be suspended for six months following the date of such hardship distribution.

     Section 5.3 Mandatory Deferrals. In the event an employee may become entitled to compensation that would result in the Company or Participating Employer being disallowed a federal income tax deduction pursuant to Section 162(m) of the Code, the Plan Administrator may, in its sole discretion, require such employee to defer under the Plan any portion of such individual’s Base Compensation and/or Annual Incentive Awards, to the extent the Company or Participating Employer would otherwise be disallowed a deduction in respect of such compensation. Notwithstanding the foregoing, the Plan Administrator may not require an employee to defer any portion of his or her compensation below the threshold under Section 162(m) of the Code.

VI. Deferral Accounts

     Section 6.1 Deferral Account. The Plan shall establish an Account on its books and records in the name of each Participant, which shall reflect the amount of actual deferrals pursuant to Article V plus any earnings and less any losses thereon (the “Adjustment”) as described in Section 6.5 as an unfunded liability of the Plan to such Participant (a Participant’s actual deferrals plus or minus all Adjustments thereon and less any amounts distributed to such Participant or his or her Beneficiary pursuant to Article VII are collectively referred to herein as the Participant’s “Account Balance”). To the extent a Participant is required to defer amounts pursuant to Section 5.3 above, the Plan shall establish a separate Account or sub-Account on its books and records to track the Account Balance with respect to such mandatory deferrals (the “Mandatory Deferral Account”). Unless otherwise specifically provided herein, references to a Participant’s Account or Account Balance shall be deemed to include the Mandatory Deferral Account. Each Account shall be designated by the name of the Eligible Individual for whom it is established. Participants shall be fully vested in their Account Balances at all times.

     Section 6.2 Investment Options. Each Participant shall elect the Investment Options in which the Participant’s deferrals shall be deemed invested. A Participant’s deferrals may be allocated in one percent increments among one or more of the Investment Options. Notwithstanding the foregoing, elections regarding Stock Units shall be governed by Section 6.4. If the Participant allocates less than 100% of his or her deferrals pursuant to this Section 6.2, unallocated deferrals shall be deemed to be allocated to the default investment option established under the Profit Sharing and Savings Plan.

     Section 6.3 Changing Investment Options. Each Participant will be able to reallocate his or her future deferrals covered by a Deferral Agreement among the available Investment Options in one percent increments no less frequently than monthly by delivering to the Plan Administrator, or other person or entity designated by the Plan Administrator, a new Investment Option election form prescribed by the Plan Administrator. In addition to future deferrals, each Participant will be able to reallocate his or her then existing Account Balance among the available Investment Options in one percent increments no less frequently than monthly by delivering to the Plan Administrator, or other person or entity designated by the Plan Administrator, a new Investment Option election form prescribed by the Plan Administrator; provided, however, that any portion of a Participant’s Account Balance deemed invested in Stock Units shall remain in Stock Units until distributed pursuant to Article VII; provided, further, that any reallocation of all or a portion of a Participant’s Account Balance into Stock Units shall be subject to Section 6.4. If a Participant changes the allocation of his or her Account Balance or future deferrals among the Investment Options (other than with respect to the portion of a Participant’s Account Balance allocated to Stock Units), such change shall supersede the previous designation effective on the next Valuation Date that is at least five business days following the date on which the Participant delivers the Investment Option election form to the Plan Administrator or other person or entity designated by the Plan Administrator. Prior to such time, a Participant’s previous designation shall control.

     Section 6.4 Investment in Stock Units. Elections with regard to any investment in Stock Units may be made only in accordance with the exemptions from short-swing profit recovery provided by the regulations promulgated under Section 16 of the Exchange Act and the Company’s policies applicable to the purchase of Common Stock. Any deferrals that a Participant has elected to be deemed invested in Stock Units shall be credited to the money market Investment Option until the first Trading Day following the close of the Company’s window trading period following or during which such deferral is made or such other date as may be designated by the Plan Administrator. Any reallocation of all or any portion of a Participant’s Account Balance into Stock Units shall be credited to the money market Investment Option until the first Trading Day following the close of the Company’s window trading period during which the reallocation election was made (or, if the election is permitted to be made outside of the Company’s window trading period, following the date on which the election was made). At that time, the balance in such money market fund attributable to such deferrals or reallocations, including any deemed earnings on such amounts through such date, shall be deemed invested in Stock Units.

     Section 6.5 Crediting a Participant Account. The Company shall credit a Participant’s Account to reflect his or her deemed investment in the applicable Investment Options in respect of the amounts deferred by such Participant as of, or as soon as practicable after, the date on which the Base Compensation, Annual Incentive Award or other compensation would have otherwise been paid. The Company shall debit a Participant’s Account to reflect the deemed liquidation of investments credited to his or her Account as of, or as soon as practicable after, the date of each distribution made pursuant to Article VII in respect of such Account. Each Account shall be valued on each Valuation Date and shall reflect all Adjustments, additional deferrals and distributions since the previous Valuation Date. On each Valuation Date, the deemed investments reflected in a Participant’s Account shall be credited and debited, if and as applicable, to reflect any reallocation of the Investment Options in which the Account Balance is deemed invested. The Plan Administrator shall use the Participant’s Investment Option designations to calculate the Adjustment component of the Account Balance. The amount of the Adjustment shall equal the amount that the Participant’s Account Balance would have earned (or lost) for the period since the last Adjustment had the Account actually been invested in the investment vehicles represented by the Investment Options designated by the Participant for such period. For purposes of determining the number of units or other interests in Investment Options credited or debited to a Participant’s Account and/or the value of a Participant’s Account on any date, the Plan Administrator shall value such units or other interests as follows: (i) in the case of Stock Units, the value shall be based on the mean of the high and low prices at which shares of the Common Stock are traded on the New York Stock Exchange on such date, or if such date is not a Trading Day, the most recent Trading Day and (ii) in the case of an interest in an Investment Option that is a mutual or collective fund, the value shall be based on the net asset value of such fund on such date.

     Section 6.6 Deemed Dividends Reinvested. With respect to any dividends or other distributions that would have been paid to a Participant had his or her Account actually been invested in an investment vehicle represented by an Investment Option in which a portion of his or her Account is deemed invested, the value of such dividends or distributions shall be deemed reinvested in the applicable Investment Option. If such dividends or other distributions are in a form other than cash, the value of such amounts shall be determined by the Plan Administrator in its sole discretion. In the event of any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, reverse stock split or other corporate transaction affecting the Common Stock, the number of Stock Units allocated to a Participant’s Account shall be appropriately adjusted to reflect such transaction.

     Section 6.7 Unfunded Account. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of ERISA. A Participant shall have absolutely no ownership interest in any Investment Option. The Plan, the Company or any Participating Employer may, but is not required to, invest the amounts represented by the Account Balances in the Investment Options or in any other investment. The Plan, Company or Participating Employer shall be the sole owner of any funds invested by such entity, as well as all amounts accounted for in the Accounts, all of which shall at all times be subject to the claims of such entity’s creditors. A Participant shall be entitled only to payment of an amount equal to the amount in his or her Account Balance in accordance with Article VII.

VII. Distributions

     Section 7.1 Form and Order of Payments. The portion of a Participant’s Account Balance allocated to Stock Units as an Investment Option shall be paid in shares of Common Stock; provided, however, that a Participant will be paid cash in lieu of any fractional shares otherwise payable in respect of Stock Units. The portion of a Participant’s Account Balance allocated to any Investment Option other than Stock Units shall be paid in cash. The portion of a

Participant’s Account Balance that is deemed invested in cash and/or money market funds shall be distributed first in time and the balance of a Participant’s Account Balance shall be distributed on a pro-rata basis from each other Investment Option. Any amounts required to be withheld in accordance with Section 11.2 shall first reduce any amount payable to the Participant in the form of cash, and, to the extent any such withholding exceeds the amount of cash otherwise payable to the Participant, shall then reduce the number of shares of Common Stock otherwise payable to the Participant.

     Section 7.2 Distribution of Benefits.

          (a) Normal Form. Unless a Participant elects one of the distribution alternatives described in Section 7.2(b) in the manner set forth in Section 7.2(c), upon the Participant’s Termination (other than for death, Total and Permanent Disability or a Termination described in Section 7.5), the Participant will receive the distribution of his or her Account Balance in 40 quarterly installments commencing on, or as soon as practicable after, the first anniversary of the date of such Termination, with the amount of each installment equal to the amount of the Account Balance on the Valuation Date immediately prior to the payment of such installment divided by the number of installments remaining to be paid.

          (b) Alternative Form. In the alternative, a Participant may elect to receive his or her Account Balance (i) in the form of a lump sum payable on, or as soon as practicable after, the six-month anniversary of the date of the Participant’s Termination, or (ii) in quarterly installments payable over no less than two years and no more than fifteen (15) years commencing on, or as soon as practicable after, the six-month anniversary of the date of such Termination, with the amount of each installment equal to the amount of the Account Balance on the Valuation Date immediately prior to the payment of such installment divided by the number of installments remaining to be paid.

          (c) Timing and Manner of Elections. Distribution elections shall be made in such manner as may be designated by the Plan Administrator and communicated to Participants. Any election made within one year of the Participant’s date of Termination shall be disregarded and benefits shall be paid in accordance with the preceding distribution election, if any, selected by such Participant or, if no such distribution election has been made, in accordance with Section 7.2(a).

     Section 7.3 Accelerated Distributions. Notwithstanding the foregoing, in the event: (i) a Participant incurs a Termination by reason of such Participant’s Total and Permanent Disability, (ii) within two years following a Change in Control, a Participant’s employment with the Company and its Affiliates or service as a director is involuntarily terminated without Cause or, in the case of a Participant who is not an Outside Director, is terminated by the Participant for Good Reason, (iii) a Participant dies, whether before or after the payment of benefits has commenced hereunder or (iv) a Participant’s total Account Balance at any time after such Participant’s Termination is less than $25,000, the Participant’s total Account Balance shall be paid in a single lump sum, which, in accordance with Section 7.1, shall be in cash and/or Common Stock, as applicable, on the date that is on or as soon as practicable after, the six-month anniversary of the date of such occurrence.

     Section 7.4 Distribution of Mandatory Deferrals. In the event the Plan Administrator requires an employee to defer amounts pursuant to Section 5.3, all or a portion of the Participant’s Mandatory Deferral Account shall be paid in a lump sum during the first year the Plan Administrator determines, in its sole discretion, that such amounts can be paid without the Company Group being disallowed a federal income tax deduction in respect of any compensation paid to such Participant under Section 162(m) of the Code.

     Section 7.5 Distribution Following a Termination for Cause. Notwithstanding any other provision of the Plan, in the event a Participant’s Termination is for Cause, the Plan Administrator may, notwithstanding any distribution election made by the Participant, distribute the Participant’s entire Account Balance in a lump sum.

     Section 7.6 Share Limit. Notwithstanding anything to the contrary contained herein, the aggregate number of shares of Common Stock that may be issued pursuant to the Plan shall not exceed 1,000,000; provided, however, that such number of shares of Common Stock may be adjusted as the Board deems appropriate to reflect any changes in the Company’s capital structure, including, without limitation, by reason of a reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, stock-split, stock dividends or reverse stock split.

VIII. Participants’ Rights

     Section 8.1 Participant Rights in the Plan Unfunded. Any liability of the Plan, the Company and any Participating Employer to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan and the Deferral Agreements. No such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Plan, Company or Participating Employer. The obligations under the Deferral Agreements and the Plan shall be unfunded and unsecured promises to pay. No Participant or Beneficiary shall have any rights under the Plan other than those of a general unsecured creditor of the Company or Participating Employer. The Company or a Participating Employer may establish a rabbi trust for the benefit of Participants hereunder or otherwise segregate, identify or reserve assets for the purpose of paying benefits hereunder; provided, however, that assets segregated, identified or reserved for the purpose of paying benefits pursuant to the Plan shall remain general corporate assets subject to the claim of the Company’s, or applicable Participating Employer’s, creditors or in the case of assets held in a rabbi trust established by the Company or any Participating Employer, subject to the claims of general creditors to the extent provided in such trust. Upon a Change in Control, the Company shall transfer assets to an irrevocable rabbi trust, the fair market value of which, together with the fair market value of the assets then in the trust, are at least equal to the aggregate amount of all Participants’ Account Balances; provided, however, that for purposes of this sentence, assets required to be transferred in respect of that portion of Participants’ Account Balances represented by Stock Units shall be shares of Common Stock. Neither the Plan nor the Deferral Agreements create a trust or fiduciary relationship between the Company and any Participant or Beneficiary.

     Section 8.2 Non-Assignability. Neither the Participant nor any Beneficiary under the Plan or the Deferral Agreements shall have any power or right to transfer, assign, anticipate,

hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer by a Participant shall be void and the Plan, Company and Participating Employer shall thereupon have no further liability to such Participant or his or her Beneficiaries hereunder. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any Participant or Beneficiary for the payment of any debt, judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Participant or designated Beneficiary hereunder.

     Section 8.3 Designation of Beneficiary. Each Participant shall designate, by giving a designation in approved form to the Plan Administrator, a Beneficiary to receive any benefits which may become or continue to be payable under the Plan upon or after such Participant’s death. Successive designations may be made and the last designation received by the Plan Administrator prior to the death of the Participant shall be effective and shall revoke all prior designations.

     If a Participant shall fail to designate a Beneficiary, if such designation shall for any reason be illegal or ineffective or if no Beneficiary so designated survives the Participant, then his or her benefits shall be paid to:

          (a) His or her surviving spouse; or

          (b) If there is no surviving spouse, to the executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will, or, if he or she has no valid will, in accordance with applicable state law.

IX. The Company’s Reservation of Rights

     Section 9.1 Termination or Amendment of Plan.

          (a) The Company retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan shall be approved by the Board or a committee thereof, shall be in writing, shall be executed by an officer of Company and shall be communicated to the Participants. Except as provided in Sections 9(b) and (c), no amendment of the Plan shall impair or curtail the Company’s or a Participating Employer’s contractual obligations arising from Deferral Agreements previously entered into for benefits accrued prior to such amendment.

          (b) In the event of Plan termination, payment of Accounts shall occur not later than the last business day of the month following the month in which the termination is made effective.

          (c) In the event of a change in law that would result in the Plan being deemed to be a funded plan for tax purposes or for purposes of ERISA, the Company retains the right to amend the Plan to the extent necessary to preserve the status of the Plan as an unfunded plan.

     Section 9.2 Accelerated Distribution upon Loss of Tax Deferral. In the event a

Participant becomes subject to federal income tax on all or any portion of his or her Account Balance for which such Participant is not then scheduled to receive a distribution under the Plan, notwithstanding any other provision of the Plan or distribution election made by such Participant, the Plan Administrator may, in its sole discretion, accelerate the payment of the Participant’s entire Account Balance in a lump sum to a date determined by the Plan Administrator.

X.     Claims for Benefits

     Section 10.1 Claims Review. Any Participant, former Participant or Beneficiary who wishes to request a review of a claim for benefits or who wishes an explanation of a benefit or its denial may direct to the Plan Administrator a written request for such review within one hundred twenty (120) days of the denial. The Plan Administrator shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than ninety (90) days (one hundred eighty (180) days in special cases) from the date of receipt of the request. This notice furnished by the Plan Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following:

     a) The specific reason or reasons for any denial of benefits;

     b) The specific Plan provisions on which any denial is based;

     c) A description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed; and

     d) An explanation of the Plan’s claim appeals procedure.

If the Plan Administrator denies the claim or fails to respond to the claimant’s written request for a review within one hundred eighty (180) days of its receipt, the claimant shall be entitled to proceed to the claim appeals procedure described in Section 10.2. If the claimant does not respond to the notice, posted by first-class mail to the address of record of the claimant, within sixty (60) days from receipt of the notice, the claimant shall be considered satisfied in all respects.

     Section 10.2 Appeals Procedure. In the event that the claimant wishes to appeal the claim review denial, the claimant or his or her duly authorized representative may submit to the Plan Administrator, within sixty (60) days of his or her receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his or her duly authorized representative to utilize the following claim appeals procedures:

     a) To review pertinent documents; and

     b) To submit issues and comments in writing to which the Plan Administrator shall respond.

The Plan Administrator shall furnish a final written decision on formal review not later than sixty (60) days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. In no event, however, shall the Plan Administrator respond later than one hundred twenty (120) days after a request for an appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions on which the decision is based.

     Section 10.3 Discretion Regarding Claims and Appeals. The Plan Administrator, or any individual or committee to whom responsibility for claims and appeals has been delegated, shall have complete discretion in deciding such claims and appeals and any such decision shall be final, conclusive and binding upon the claimant.

XI. Miscellaneous Provisions

     Section 11.1 Effect on Other Benefits. Except as otherwise required by applicable law, the salary deferred by a Participant shall be included in the Participant’s annual compensation for purposes of calculating the Participant’s incentive bonuses, insurance and other employee benefits. Distributions made under the Plan shall be excluded from compensation in years paid for purposes of calculating a Participant’s incentive bonuses, insurance and other employee benefits.

     Section 11.2 Tax Withholding. The Company or Participating Employer shall withhold from any payment made by it under the Plan such amount or amounts as may be required to be withheld by applicable federal, state or local laws.

     Section 11.3 Participant’s Incapacity. In the event benefits become payable under the Plan after a Participant becomes incapacitated, such benefits shall be paid to the Participant’s legal guardian or legal representative.

     Section 11.4 Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other employment agreement or benefit plan or rights that may exist from time to time between the parties hereto. The Plan shall not be deemed to constitute a contract of employment between the a Participant and the Company or any Participating Employer, nor shall any provision hereof restrict the right of the Company or any Participating Employer at any time to discharge a Participant, with or without assigning a reason therefor, or restrict the right of a Participant to terminate his or her employment with the Company or a Participating Employer.

     Section 11.5 Responsibility for Legal Effect. Neither the Plan Administrator, the Company nor any Participating Employer makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.

     Section 11.6 Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan and each Deferral Agreement shall inure to the benefit of and bind the Company, each Participating Employer and the Participants, and their successors, assigns, and personal representatives.

     Section 11.7 Controlling Law. The Plan shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the state of Ohio to the extent not preempted by laws of the United States of America.

     Section 11.8 Captions. The captions of the various sections of the Plan are solely for convenience and shall not control or affect the meaning or construction of the Plan.

     Section 11.9 Canadian Participants. Annex I to the Plan contains provisions applicable to certain Participants who are resident in Canada. With respect to such Participants, any conflict between the provisions of Annex I and the other provisions of the Plan shall be resolved in favor of the provisions of Annex I.

ANNEX I

AMENDMENTS TO WENDY’S INTERNATIONAL, INC.
 DEFERRED COMPENSATION PLAN
 FOR
 CANADIAN ELIGIBLE INDIVIDUALS

     Capitalized terms used herein, unless otherwise defined herein, have the same meaning as in the Wendy’s International, Inc. Deferred Compensation Plan, as the same may be amended from time to time.

     The following amendments to the Plan shall apply to (i) Eligible Individuals resident in Canada and on the payroll of a Participating Employer resident in Canada and (ii) Eligible

Individuals that are Outside Directors resident in Canada (collectively, “Canadian Eligible Individuals”):

1. Definitions:

     (i)  The definition of “Cause” set out in Article II is hereby amended by deleting “or” at the end of paragraph (a) and the period after paragraph (b) and replacing it with “; or” and inserting into said subsection immediately following paragraph (b) the following:

"(c) as defined by common law.”

     (ii)  The following definitions shall replace the corresponding definition set out in Article II:

     "Effective Date means the date on which all conditions applicable to Canadian Eligible Individuals attached to the resolution of the board of directors of the Participating Employer resident in Canada approving the Plan have been satisfied or such other date as such board determines.”

     "Investment Option means Stock Units.”

     "Total and Permanent Disability means a physical or mental condition which qualifies a Participant for Canadian Pension Plan disability benefits or which qualifies such Participant to continue to receive benefits under the Company’s disability plan or under its workers’ compensation policy, after having received such benefits for twelve (12) months.”

2. Deferral Accounts:

     (i)  Section 6.2 shall be replaced by the following:

     “Section 6.2 Investment Option. Each Participant shall be deemed to have elected 100% of his or her deferrals in the Investment Option and such deemed election shall be governed by Section 6.4, subject to the amendments noted in this Annex I.”

     (ii)  Section 6.3 shall not apply.

     (iii)  Section 6.4 shall be replaced by the following:

     “Section 6.4 Investment in Stock Units. The deemed investment in Stock Units may be made only in accordance with the exemptions from short-swing profit recovery provided by the regulations promulgated under Section 16 of the Exchange Act and the Company’s policies applicable to the purchase of Common Stock. On the first Trading Day following the close of the Company’s window trading period following or during which such deferral is made or such other date as may be designated by the Plan Administrator, the Company shall credit, as additional remuneration, to the Participant’s Account an amount equal to the notional increase in value of such deferrals that would have accrued to the Participant if the deferrals had been invested directly in the money market Investment Option and the balance (deferrals plus additional amount paid representing the increase in value of such deferral as a result of the notional investment) shall be deemed invested in Stock Units.”

     (iv)  Section 6.6 shall be replaced by the following:

     “Section 6.6 Deemed Dividends Reinvested. With respect to any dividends or other distributions that would have been paid to a Participant had his or her Account actually been invested in Common Stock, the value of such dividends or distributions in respect of only the whole number of Stock Units in a Participant’s Account shall be deemed reinvested in Stock Units. If such dividends or other distributions are in a form other than cash, the value of such amounts shall be determined by the Plan Administrator in its sole discretion. In the event of any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, reverse stock split or other corporate transaction affecting the Common Stock, the number of Stock Units allocated to a Participant’s Account shall be appropriately adjusted to reflect such transaction.”

3. Distributions:

     (i)  Section 7.1 shall be replaced by the following:

     “Section 7.1 Form and Order of Payments. A Participant’s Account Balance shall be paid in shares of Company Stock; provided, however, that a Participant will be paid cash in lieu of any fractional shares otherwise payable in respect of Stock Units.”

     (ii)  Section 7.2 shall be replaced by the following:

     “Section 7.2 Distribution of Benefits. The Participant will receive the distribution of his or her Account Balance in the form of a single lump sum payable (i) as soon as practicable after the date of the Participant’s Termination, or (ii) if so elected by the Participant prior to the date of the Participant’s Termination and in such manner as may be designated by the Plan Administrator and communicated to Participants, during the month of December of the calendar year commencing immediately after the date of such Termination.”

     (iii)  Section 7.3 shall be replaced by the following:

     “Section 7.3 Payment in Event Disabled, Change of Control or Death. Notwithstanding the foregoing, in the event: (i) a Participant incurs a Termination by reason of such Participant’s Total and Permanent Disability; (ii) within two years following a Change in Control, a Participant’s employment with the Company and its Affiliates or service as a director is involuntarily terminated without Cause or, in the case of a Participant who is not an Outside Director, is terminated by the Participant for Good Reason; or (iii) a Participant dies whether before or after the payment of his or her Account Balance, the Participant’s Total Account

Balance shall be paid in a single lump sum, which, in accordance with Section 7.1, shall be in Common Stock and cash, if applicable, on the date that is on or as soon as practicable after, the six-month anniversary of such Termination.”

4. Participants’ Rights:

     With respect to Section 8.1, the option of using a rabbi trust referred to therein shall not apply for Canadian Eligible Individuals and the second last sentence of Section 8.1 shall not apply to Canadian Eligible Individuals.